Exhibit 23.2

R ACCO U R NTAN T B S + AD V B ISORS www.rrbb.com ROSENBERG RICH BAKER BERMAN & COMPANY 265 Davidson Avenue, Suite 210 • Somerset, NJ 08873 - 4 120 • PHO N E 908 - 231 - 1 000 • FAX 908 - 231 - 6894 11 1 Dunnell Road, Suit e 10 0 • Maplewood, NJ 07040 • PHO N E 973 - 763 - 6363 • FAX 973 - 763 - 4430 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby con se nt to the incorporation in this Registration Stat e m e nt on Form S - 1 / A of our report dated April 15 , 2022 , relating to the consolidated financial statements of Grom Social Enterprises, Inc . for the year ended December 3 1 , 2021 , and to all refer e n ces to o ur firm included in this Registration Statement . Rosenberg Rich Baker Berman, P.A. December 6 , 2022 A M ERICAN INSTITUTE Of CERTIFIED PUBLIC ACCOUNTANTS • CENTER FOR AUDIT QUALITY • PRIVATE COMPANIES PRACTICE SECllO N • PRIME GLOBAL • REGISTERED WITH TllE PUBLIC COMPANY ACCOUNT I NGOVERSIGHT BOARD